Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the use in this Registration Statement on Form S-8, the post effective amendment No. 1 to the Registration Statement on Form S-4, effective November 6, 2000 (registration No. 333-47242) of our report dated January 28, 2000, except for Note 8 as to which the date was February 1, 2000 and Note 11, as to which the date was March 22, 2000, on the consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, stockholders equity and cash flows for the year then ended, which appears in item 13 in the Registration Statement on Form S-4 effective November 6, 2000. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

MOSS ADAMS LLP

Los Angeles, California
January 31, 2001